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                                                                 Exhibit (p)(11)

                           Optimum Investment Advisors
                              ABN AMRO MID CAP FUND

                                 CODE OF ETHICS

STATEMENT OF GENERAL POLICY

         Optimum Investment Advisors (the "Advisor") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Advisor by its clients and by investors in the ABN AMRO Mid Cap Fund (the "Fund") is something that is highly valued and must be protected. As a result, any activity which creates even the suspicion of misuse of material non-public information by the Advisor or any of its Employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to clients and to the Fund, or which creates any actual or potential conflict of interest between clients or the Fund and the Advisor or any of its Employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, the Advisor believes that individual investment activities by its officers and Employees should not be unduly prohibited or discouraged.

         This Code of Ethics has been adopted in compliance with the requirements of Sections 204A and 206 of the Investment Advisers Act of 1940 and Rule 204-2 thereunder and Section 17j of the Investment Company Act of 1940 and 17j-1 thereunder. Provisions of the Rules require that the Fund and the Advisor adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by such Rule, require the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisors, and impose record-keeping requirements with respect to personal securities transactions. Accordingly, this Code of Ethics has been adopted for the Fund and the Advisor to ensure that those who have knowledge of client and Fund's transactions will not be able to act thereon to the disadvantage of clients and the Fund. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to clients and the Fund or the Advisor and persons connected with them.

1.       STANDARDS OF CONDUCT

         Under the Investment Advisor's Act it is unlawful for the Advisor and its Employees:

         (a) To employ a device, scheme or artifice to defraud or deceive any client or prospective client, or the Fund;

         (b) To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client, or the Fund;
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         (c)      To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative;

         (d) To mislead any client or the Fund by making any untrue statement of a material fact or by omitting to state a material fact; or

         (e) To engage in any manipulative practice with respect to securities, including price manipulation.

2.       DEFINITIONS OF TERMS USED

         (a)      "Advisor" means Optimum Investment Advisors.

         (b)      "Fund" means ABN AMRO Mid Cap Fund.

         (c) "Employee" means any person employed by the Advisor, whether on a full or part-time basis, and all officers, shareholders and directors of the Advisor.

         (d) "Person" means any officer, trustee, director or Employee of the Fund, or officer, director or Employee of the Advisor.

         (e) "Investment department personnel" means (i) all Employees who work in the investment department of the Advisor, including portfolio managers, research analysts, trading personnel and staff and (ii) any natural person who controls the Fund or Advisor and who obtains information concerning recommendations made to clients or the Fund regarding the purchase or sale of securities by clients or the Fund.

         (f) "Beneficial interest" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Employee will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by the Employee, the Employee's spouse, all members of the Employee's immediate family and adults sharing the same household with the Employee (other than mere roommates) and all minor children of the Employee and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement. Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Advisor's Chief Compliance Officer.

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         (g)      "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for the Fund or any third party client of the Advisor.

         (h) "Covered security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, including any right to acquire such security, such as puts, calls, other options or rights in such securities, securities-based futures contracts, and shares held in any fund managed by the Advisor, except that it shall not include securities which are direct obligations of the Government of the United States, shares of registered open-end investment companies (other than shares in a fund managed by the Advisor), bankers' acceptances, bank certificates of deposit, commercial paper or other high quality short-term debt instruments including repurchase agreements.1

         (i) "Considering for purchase or sale" shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made and communicated by an analyst at the Advisor and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

         (j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (k) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

         (l)      The "Chief Compliance Officer" shall be Andrew J. Goodwin III.

3.       TRANSACTIONS WITH CLIENTS

         No Person shall sell to, or purchase from, a client or the Fund any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of the Fund.

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1        Section 2(a)(36) of the Investment Company Act of 1940 defines
"security" to mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest of participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral right, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.


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4.       DISCLOSURE OF INFORMATION

         (a) No Person shall discuss with or otherwise inform others of any actual or contemplated security transaction by a client or the Fund except in the performance of employment duties or in an official capacity and then only for the benefit of a client or the Fund, and in no event for personal benefit or for the benefit of others.

         (b) No Person shall release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in client or Fund investments, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in conjunction with regular reports to clients or Fund shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which Fund shareholders are entitled by reason of provisions of the declaration of trust, by-laws, rules and regulations, contracts or similar documents governing the operations of the Fund.

5.       PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

         No Person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with the Fund, except those usual and normal benefits directly provided by the Fund.

         No Person shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such Person and the Fund. In addition, investment department personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Chief Compliance Officer of the Advisor.

6.       CONFLICTS OF INTEREST

         If any Person is aware of a personal interest that is, or might be, in conflict with the interest of a client or the Fund, that Person should disclose the situation or transaction and the nature of the conflict to the Chief Compliance Officer for appropriate consideration.

7.       SERVICE AS A DIRECTOR

         No Person shall serve on the board of directors of a for-profit corporation, business trust or similar business entity, whether or not their securities are publicly traded, absent prior authorization by the Chief Compliance Officer based upon a determination that the board service would be consistent with the interests of clients and the Fund and that adequate procedures exist to ensure isolation from those making investment decisions.

8.       INSIDE INFORMATION


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         Securities laws and regulations prohibit the misuse of "inside" or
"material non-public" information when trading or recommending securities.

         Inside information obtained by any Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of clients, the Fund or the Advisor as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Chief Compliance Officer of the Advisor.

         Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

         Client and Fund information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

9.       RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

         No Person shall knowingly take advantage of a corporate opportunity of a client or the Fund for personal benefit, or take action inconsistent with such Person's obligations to a client or the Fund. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any Person's position of trust and responsibility. The following rules apply to all accounts in which a Person has a beneficial interest:

         (a)      ALL EMPLOYEES:

                  (1) Any transaction in a covered security in anticipation of a client or Fund transaction ("frontrunning") is prohibited.

                  (2) No Employee shall purchase or sell any covered security which such Employee knows or has reason to believe that the Advisor, either is purchasing or selling, or is considering for purchase or sale, for a client or the Fund until either the client or the Fund's transactions have been completed or consideration of such transaction is abandoned.

                  (3) Any transaction in the same (or related) covered security on the same day as any "buy" or "sell" by the Fund is prohibited. Any transaction in a covered security on the same day during which a client other than the Fund has a pending "buy" or "sell" order in the same (or related) security shall not be effected until that order is executed or withdrawn.

         (b)      INVESTMENT DEPARTMENT PERSONNEL (PRIVATE PLACEMENTS AND IPOS):
                  In addition to (a) above, no investment department personnel shall purchase securities in an Initial Public Offering or Limited Offering without the prior


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                  consent of the Chief Compliance Officer. Consideration will be given to whether or not the opportunity should be reserved for clients or the Fund.

         (c) PORTFOLIO MANAGERS: In addition to (a) and (b) above, no Fund portfolio manager or investment personnel may buy or sell a covered security within seven calendar days before or after the Fund portfolio that he or she manages or advises trades in the security, excluding common stocks of the 100 largest capitalized companies in the United States.

         (d) RELATED INSTRUMENTS: When anything in this paragraph 8 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities based futures contracts, and any securities convertible into or exchangeable for such security.

         (e) PROFIT SHARING PLANS: Profit sharing and other qualified plans for Employees shall be treated for purposes of this Code as being subject to the restrictions applicable to Employees in subsection (a) above, provided that Fund portfolio managers (in the aggregate) have less than a 5% beneficial interest in the plan and the plan is not managed by a Fund portfolio manager. Limited Offering securities and Initial Public Offering securities may not be purchased for profit sharing plans and other savings plans without the prior consent of the Chief Compliance Officer.

         (f) DISGORGEMENT: Any Employee who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

         (g)      EXCEPTIONS:

                 (1) Under unusual circumstances, such as a personal financial emergency, Employee stock ownership plans, stock option plans, certain personal trusts or where it is determined that the purchase or sale is not inconsistent with this Code of Ethics or the provisions of Rule 17j-1, application for an exception may be made in advance to the Chief Compliance Officer, which application may be granted or denied. To request Chief Compliance Officer consideration of an exception, submit a written request containing details on your circumstances, reasons for the exception and exception requested.

                 (2) This paragraph 8 shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions of securities.

                 (3) This paragraph 8 shall not apply to transactions in an account in which an Employee has a beneficial interest that are the result of periodic automatic rebalancing of that account in order to bring the account into conformance with a model portfolio.

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10.      PROCEDURES FOR EMPLOYEES

         Each Person must follow these procedures for all securities or accounts in which he or she has a beneficial interest:

         (a)      PRECLEARANCE - ALL EMPLOYEES:

                  (1) Each Employee shall pre-clear trades in any covered security.

                  (2) Each Employee who wishes to purchase or sell a covered security must submit an order ticket in writing to the Optimum trader who may determine on behalf of the Chief Compliance Officer whether the trade is prohibited. If the trade is not prohibited, such preclearance is valid only for that day. If the trade is prohibited, such Employee must continue calling until the trade is no longer prohibited. Even if a trade is precleared, it remains the Employee's responsibility to ensure that such person's trading activity is in compliance with this Code of Ethics and all securities laws. The Optimum trader will enter all Employees orders.

                  (3) The placement of a limit order (a request that a broker buy or sell at a given price) must be done in conjunction with pre-clearance procedures. When a limit order is outstanding, an Employee must continue to pre-clear his or her trade on a daily basis. If an Employee is not able to preclear a limit order trade on a daily basis, he or she must remove the limit order. Limit orders may be cancelled by the trader if the trader becomes aware of a pending order or receives an actual order for a client or the Fund.

         (b)      REPORTS - ALL EMPLOYEES:

                  (1) Broker confirms and statements: Each Employee must provide to the Advisor's Chief Compliance Officer all securities or commodities brokerage accounts in which that Employee has a beneficial interest, including shares held in funds managed by the Advisor. Each Employee shall cause to be provided to the Advisor's Chief Compliance Officer on a monthly basis copies of statements for all securities and commodities accounts and transactions in which that Employee has a beneficial interest.

                  (2) Transaction reports: To the extent that a security transaction in which an Employee has any beneficial interest or ownership is not reported on the monthly statements, such transaction must be reported to the Advisor's Chief Compliance Officer.

                           All such reports shall be in writing, to the Advisor's Chief Compliance Officer, shall be made within thirty days after the close of the quarter in which such purchase or sale was effected, and shall set forth the title of the security, the interest rate and maturity (if applicable), the date and nature of the transaction, the number or amount of securities involved, the purchase or sale price, the broker/dealer or bank through whom the


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                           transaction was effected and the extent of such
                           Employee's interest in the transaction.

                  (3) Holdings Reports: All Employees also must disclose in writing to the Chief Compliance Officer all personal securities holdings within ten days of commencement of employment and thereafter within thirty days of each calendar year end.

                           All such reports shall be in writing, to the Advisor's Chief Compliance Officer, and shall set forth the title of the security, the number or amount of securities involved, the names of any broker/dealer or bank through whom a securities account is maintained, and the date of the report. All such information shall be current within thirty days of the date of submission.

                  (4) The Advisor and Fund shall identify all Persons who are under a duty to make reports to such entities pursuant to this paragraph 9 and shall inform such Persons of such duty.

                  (5) The Advisor's Chief Compliance Officer or his designee shall be responsible for implementing compliance procedures to review reports made pursuant to this paragraph 9. Reports submitted by the Chief Compliance Officer or his designee shall be reviewed by a manager senior to such person. Reports submitted to the Advisor's Chief Compliance Officer are deemed to be filed with the Fund.

         (c)      EXCEPTIONS:

                           This paragraph 9 shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions or transactions involving securities excluded from the definition of covered security.

11.      CHIEF COMPLIANCE OFFICER REVIEW AND ENFORCEMENT

         The Chief Compliance Officer will take whatever action it deems necessary with respect to any officer, director or Employee of the Advisor or Fund who violates any provision of this Code of Ethics. Any violations of this Code of Ethics by an Access Person or and Employee may result in disciplinary action, including termination of employment.

12.      RESEARCH REPORTS

         The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No Person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.


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13.      CONDITION OF EMPLOYMENT OR SERVICE

         All Persons shall conduct themselves at all times in the best interests of clients and the Fund. Compliance with the Code of Ethics shall be a condition of employment or continued affiliation with the Fund or the Advisor and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Persons shall certify annually to the Chief Compliance Officer that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holding and accounts required to be disclosed or reported by this Code of Ethics.

14.      MISCELLANEOUS

         (a) The Board of Trustees of the Fund shall approve this Code of Ethics within the time frames required under Rule 17j-1. All material changes to such code shall be approved within six months of such change.

         (b) The Chief Compliance Officer shall review at least annually the adequacy of the Code and the effectiveness of its implementation. For the Fund, he shall make a report to the Board no less frequently than annually that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year, describes any material issues arising under the code or such procedures since the last report; identifies material conflicts that arose during the year, and identifies any recommended changes based on the companies' experiences under the code. Such report shall include any certifications required by Rule 17j-1.

15.      RECORDKEEPING

         The Advisor shall maintain the following records, on its own behalf and on behalf of clients and the Fund, in the manner specified:

         (a) A copy of this Code, or any amendment thereof, which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place.

         (b) A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         (c) A copy of each transaction and holding report made pursuant to paragraph 9 shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         (d) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.


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         (e)      A list of the names of all persons who are, or within the past five years have been, responsible for reviewing the reports filed pursuant to paragraph 9 of this Code shall be maintained in an easily accessible place.

         (f) A record of any approvals granted pursuant to paragraph 8(b) of this Code shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.

                                 * * * * * * * *


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___________________  __________, 2004


         I acknowledge that I have read the Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.



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                 Date                                       Signature


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